Exhibit 4.3

WARRANT AGREEMENT

TO

PURCHASE STOCK

Corporation:	Republic Financial Indemnity Group, Inc. a Delaware corporation (the “Company”)

Number of Warrants:	18,000,000

Class of Stock:	Common Stock

Shares of Warrant Agreement Stock:	18,000,000

Exercise Price:	$0.12 per Warrant (the “Exercise Price”)

Issue Date:	March 14, 2012 (the “Issue Date”)

Expiration Date:	December 31, 2038 (the “Expiration Date”)

This Warrant Agreement to Purchase Stock (this “Warrant Agreement”) certifies that, in consideration of various loans made by it to the Company, Old Republic International Corporation (“Holder”) is entitled, at the times and in the manner set forth in Sections 2.1 and 2.2, to purchase from the Company until 5:00 p.m. Central time, on the Expiration Date, up to the number of fully paid and nonassessable Shares equal to the “Number of Shares of Warrant Stock” (as defined below), at an exercise price per share equal to the Exercise Price, all as adjusted pursuant to Section 3 of this Warrant Agreement and all subject to the provisions and upon the terms and conditions set forth in this Warrant Agreement.

1. DEFINITIONS. The following definitions shall apply for purposes of this Warrant Agreement:

1.1 “Acquisition” means (i) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), (ii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity) or (iii) a sale of all or substantially all of the assets of the Company.

1.3 “Number of Shares of Warrant Agreement Stock” means 18,000,000 Shares, subject to adjustment as provided in Section 3 hereof.

1.4 “Shares” means shares of Warrant Agreement Stock issuable upon the exercise of the Warrant.

1.7 “Warrant Stock” means shares of the Company’s Common Stock.

2. EXERCISE.

2.1 Time of Exercise. Subject to the terms and conditions of this Warrant Agreement, the Holder at its option may exercise these Warrants in whole or in part at any time or from time to time after any of the following dates or events, but prior to 5:00 p.m., Central Time on the aforesaid Expiration Date:

2.1.a. March 31, 2015;

2.1.b. The entry of a final judgment for the payment of $5 million or more (excluding any amounts covered by insurance) rendered against the Company or any subsidiary of the Company, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal or petition for review thereof has expired if no such appeal or review has commenced or (ii) the date on which all rights to appeal or petition for review have been extinguished;

2.1.c. The entry of a decree or order by a court having jurisdiction in the premises adjudging the Company or any subsidiary of the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, rehabilitation or composition of or in respect of same under Federal bankruptcy law or any other applicable Federal or State law, or appointing a receiver, liquidator, assignee, trustee, sequestrator, rehabilitator or other similar official for the Company or a subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

2.1.d. The institution by the Company or a subsidiary of the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy, rehabilitation or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under Federal bankruptcy law or any other applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, rehabilitator or other similar official of same or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or a subsidiary in furtherance of any such action;

2.1.e. A “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its subsidiaries, and its and their employee benefit plans, becoming the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 15% of the voting power of the Company’s common equity;

2.1.f. Consummation of any share exchange, consolidation or merger of the Company or any other transaction or series of transactions pursuant to which the Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person other than one of the Company’s subsidiaries, other than a transaction where: (i) the holders of all classes of the Company’s common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event; or (ii) 100% of the consideration received or to be received by the holders of the Common Stock, excluding cash payments for fractional shares, in connection with the transaction or transactions consists of publicly traded securities and as a result of such transaction or transactions the Warrants become convertible into such publicly traded securities, excluding cash payments for fractional shares; or

2.1.g. The Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company.

2.2 Method of Exercise. These Warrants may be exercised by delivering a duly executed Notice of Exercise in substantially the form attached as Exhibit A to the principal office of the Company, together with Holder’s check for the aggregate Exercise Price for the Shares being purchased.

2.3 Delivery of Certificate and New Warrant. Promptly after Holder exercises these Warrants, the Company shall deliver to Holder certificates for the Shares acquired and, if these Warrants have not been fully exercised or converted and have not expired, these Warrants shall automatically be reduced by the number of Shares issued and remain exercisable for such remaining Shares not so acquired, and all other terms of the Warrant Agreement shall otherwise remain in full force and effect as so adjusted. Upon final exercise of these Warrants for any such remaining number of Shares, this Warrant Agreement shall be surrendered by the Holder to the Company for cancellation.

2.4 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Agreement and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant Agreement, the Company at its expense shall execute and deliver, in lieu of this Warrant Agreement, a new warrant of like tenor.

3. ADJUSTMENTS TO THE SHARES.

3.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of the Warrant Stock payable in shares of the Warrant Stock or other securities of the Company or subdivides or combines the outstanding shares of the Warrant Stock subsequent to the Issue Date, then upon exercise or conversion of these Warrants, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend, subdivision or combination occurred.

3.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of these Warrants (other than pursuant to an Acquisition or a stock dividend, split, etc. described in Section 3.1 above) that occurs subsequent to the Issue Date, Holder shall be entitled to receive, upon exercise or conversion of these Warrants, the number and kind of securities and property that Holder would have received for the Shares if these Warrants had been exercised immediately before such reclassification, exchange, substitution or other event. The Company or its successor shall promptly issue to Holder a new Warrant Agreement for such new securities or other property. The new Warrant Agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3 including, without limitation, appropriate adjustments to the Exercise Price and to the number of securities or property issuable upon exercise or conversion of the new Warrant Agreement.

3.3 Adjustments of Exercise Price. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, subsequent to the Issue Date, the Exercise Price shall be proportionately increased. If the outstanding Shares are divided, by reclassification or otherwise, into a greater number of shares, the Exercise Price shall be proportionately decreased.

3.4 Adjustment is Cumulative. The provisions of this Section 3 shall similarly apply to successive, stock dividends, stock splits or combinations, reclassifications, exchanges, substitutions, or other events.

3.5 No Impairment. The Company shall not through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, intentionally avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant Agreement by the Company, but shall at times in good faith assist in carrying out of all the provisions of this Section 3 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Section against such impairment.

3.6 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrants and the number of Shares to be issued shall be rounded up to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrants, the Company shall eliminate such fractional Share interest by paying Holder an amount by check computed by multiplying the fractional interest by the fair market value of a full Share.

3.7 Certificate as to Adjustments. Upon each adjustment of the Exercise Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price in effect upon the date thereof, and the number of Shares and the amount, if any, of other securities, cash or property receivable upon exercise or conversion hereof, and the series of adjustments leading to such Exercise Price and the number of Shares and the amount, if any, of other securities, cash or property receivable upon exercise or conversion hereof.

4. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

4.1 Issuance of Shares. The Company hereby represents and warrants to the Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant Agreement shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein and under applicable federal and state securities laws.

4.2 Reservation of Shares. For so long as this Warrant Agreement remains outstanding, the Company shall at all times keep reserved from its authorized but unissued shares of capital stock the full number of Shares.

4.3. Registration of Warrant Shares. The Company covenants and agrees:

(a) to register the resale of the Warrant Shares with the Securities and Exchange Commission (“SEC”) and under all applicable state blue sky laws within ninety (90) days of the effectiveness of the Company’s registration statement on Form 10 under the Securities Exchange Act of 1934;

(b) to prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective through the termination of the Exercise Period or until such earlier time as no Warrants remain outstanding;

(c) to pay all expenses incurred by the Company in complying with this Section 4.3, including, without limitation, (i) all registration and filing fees, (ii) all printing expenses, (iii) all fees and disbursements of counsel and independent public accountants for the Company, (iv) all blue sky fees and expenses (including fees and expenses of counsel in connection with any blue sky surveys), and (v) the entire expense of any special audits incident to or required by any such registration.

5. REPRESENTATIONS OF HOLDER; TRANSFER.

5.1 Representations. Holder hereby represents and warrants to the Company as follows. Holder is a qualified institutional buyer having such knowledge and experience in business and investment matters that Holder is capable of protecting Holder’s own interests in connection with the acquisition, exercise or disposition of these Warrants. Holder is aware that this Warrant Agreement and the Shares are being, or will be, issued to Holder in reliance upon Holder’s representation in this Section 5. Holder has received such information about the Company as Holder deems reasonable, has had the opportunity to ask questions and receive answers from the Company with respect to its business, assets, prospects and financial condition and has verified any answers Holder has received from the Company with independent third parties to the extent Holder deems necessary. The Holder of this Warrant Agreement, by acceptance hereof, acknowledges this Warrant Agreement and the Shares to be issued upon exercise hereof or conversion thereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of these Warrants or any Shares to be issued upon exercise hereof or conversion thereof except under circumstances that will not result in a violation of the 1933 Act or any state securities laws.

5.2 Transfer Restrictions. This Warrant Agreement and the Warrants may not be transferred or assigned in whole or in part without compliance with the restrictions contained herein and with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if (i) the transfer is to the stockholders, members or partners of Holder by way of dividend or distribution to all of the same or (ii) there is no material question as to the satisfaction of the applicable provisions under Rule 144 to permit the transfer in compliance therewith. Notwithstanding anything herein to the contrary, these Warrants are not transferable without the prior written consent of the Company. Any purchaser, transferee or assignee of the Warrant and Shares issuable upon exercise of these Warrants shall comply with and agree in writing both to the Holder and the Company to be bound by all of the restrictions contained herein.

5.3 Transfer Procedure. Subject to the restrictions on transfer described in Section 5 of this Warrant Agreement, Holder may transfer all or part of these Warrants by giving the Company a written notice of the portion of the Warrant being transferred, such notice setting forth the name, address and taxpayer identification number of the transferee, and surrendering this Warrant Agreement to the Company for reissuance to the transferee(s).

6. GENERAL PROVISIONS.

6.1 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Warrant Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Warrant Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number set forth below the signature lines to this Warrant Agreement, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto. Notices to the Company will be marked “Attention: President”.

6.2 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant Agreement, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

6.3 Governing Law. This Warrant Agreement will be governed by and construed under the internal laws of the State of Illinois as applied to agreements among Illinois residents entered into and to be performed entirely within Illinois, without reference to principles of conflict of laws or choice of laws.

6.4 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Warrant Agreement.

6.5 Counterparts. This Warrant Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

6.6 Amendment and Waivers. This Warrant Agreement may be amended and provisions may be waived upon the written consent of the Holder and the Company.

IN WITNESS WHEREOF, the Company has caused this Warrant Agreement to be executed by its duly authorized representative and Holder has executed this Warrant Agreement as of the Issue Date indicated on the first page of this Warrant Agreement.

COMPANY:

REPUBLIC FINANCIAL INDEMNITY GROUP, INC.

By:
Name:	Karl W. Mueller
Title:	Senior Vice President/CFO
Address:	307 N. Michigan Ave., 23rd Floor, Chicago, IL 60601
Facsimile:	(312) 726-0309

WARRANT HOLDER:

OLD REPUBLIC INTERNATIONAL CORPORATION

By:
Name:	Aldo C. Zucaro
Title:	Chairman & CEO
Address:	307 N. Michigan Avenue, 23rd Floor, Chicago, IL 60601
Facsimile:	(312) 726-0309

EXHIBIT A

NOTICE OF EXERCISE

(TO BE SIGNED ONLY UPON EXERCISE OF WARRANTS)

1. The undersigned hereby elects to purchase                      shares of the Common Stock (the “Shares”) of Republic Financial Indemnity Group, a Delaware corporation, pursuant to the terms of the attached Warrant Agreement with an issue date of March 31, 2012 (the “Warrant”), and tenders herewith payment of the total purchase price of such Shares in full, pursuant to a check or wire transfer, in the amount of $                    .

2. Please issue a certificate or certificates representing said Shares in the name of the undersigned. The undersigned represents that it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws and hereby repeats the representations and warranties of the undersigned that are set forth in Section 5.1 of the attached Warrant Agreement.

OLD REPUBLIC INTERNATIONAL CORPORATION

By:

Name:

Title:

Address:	307 N. Michigan Avenue, 23rd Floor, Chicago, IL 60601
Facsimile:	(312) 726-0309

(Federal Tax Identification Number)

(Signature of Holder and if applicable, Title)

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